SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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eDiets.com, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. on Tuesday May 5, 2009

Dear eDiets.com Stockholder:

The Annual Meeting of Stockholders of eDiets.com, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m., local time, on Tuesday May 5, 2009, at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida for the following purposes:

1.	To elect seven directors to serve until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified; and

2.	To transact such other business as may properly come before the Meeting and any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on Wednesday, February 25, 2009, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any postponements or adjournments thereof. A list of stockholders eligible to vote at the Meeting will be available for inspection at the Meeting and for a period of 10 days prior to the Meeting, during regular business hours, at the Company’s corporate headquarters.

All stockholders are cordially invited to attend the Meeting in person. However, whether or not you plan to attend, please sign, date and promptly mail the enclosed proxy card in the enclosed return envelope. Alternatively, you may vote your shares by telephone, by dialing 1-800-690-6903, prior to the deadline at 11:59 p.m. Eastern on May 4, 2009. Returning your proxy card or voting electronically does not deprive you of your right to attend the Meeting and vote your shares in person.

By order of the Board of Directors,

/s/ Kevin McGrath
Kevin McGrath, Chief Executive Officer March 20, 2009

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale, FL 33334

PROXY STATEMENT

This proxy statement, which is being made available to stockholders on or about March 20, 2009, is furnished in connection with the solicitation of proxies by the Board of Directors of eDiets.com, Inc., a Delaware corporation (the “Company”), for use at the forthcoming Annual Meeting of Stockholders to be held on Tuesday May 5, 2009 (the “Meeting”), and at any postponements or adjournments thereof.

At the close of business on February 25, 2009, the record date for determination of stockholders entitled to notice of, and to vote at, the Meeting, there were outstanding an aggregate of 25,158,664 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), the Company's only class of securities entitled to vote at the Meeting.

Voting and Revocability of Proxies

Each share of Common Stock is entitled to one vote on all matters to come before the Meeting. In the election of directors, assuming a quorum is present, the eight nominees receiving the highest number of votes cast at the Meeting will be elected.

The required quorum for the transaction of business at the Meeting will be a majority of the voting power of shares of Common Stock issued and outstanding on the record date. Shares present in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

In voting on the election of directors, abstentions and broker non-votes (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) will be disregarded and not treated as votes cast and, therefore, will not affect the outcome of the election.

Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted “FOR” the election of the eight nominees for director, as provided in Proposal 1 below; and, to the extent permitted by applicable rules of the Securities and Exchange Commission (the “SEC”), in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any postponements or adjournments thereof. See “Other Matters” below.

PROPOSAL 1

ELECTION OF DIRECTORS

The By-Laws of the Company provide that the number of directors shall be fixed, from time to time, by resolution. The Board of Directors has fixed the number of directors to be elected at the Meeting at seven (7) and recommends to the stockholders the following seven (7) nominees for election as directors of the Company:

Kevin A. Richardson, II

Stephen Cootey

Robert L. Doretti

Lee S. Isgur

Ronald Luks

Pedro N. Ortega-Dardet

Kevin McGrath

Each nominee has indicated their willingness to serve on the Board of Directors. If any nominee will be unable to serve, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than seven (7) directors. The nominees who are elected at the Meeting will serve as directors of the Company until the 2010 Annual Meeting of Stockholders, or until their successors are elected and have qualified, subject to earlier death, resignation, retirement or removal from office.

The following sets forth, as of February 25, 2009, certain information with respect to each of the above nominees for election as a director at the Meeting:

Name, Age And Occupation	Director Since
Kevin A. Richardson II, 40	2006

Mr. Richardson founded Prides Capital LLC and Prides Capital Partners LLC in January 2004 where he is Managing Director. Prior to that, Mr. Richardson had been a partner at Blum Capital Partners since April of 1999. Blum Capital Partners is a $2.5 billion investment firm, which pioneered the investment style of “strategic block investing.” Between May 1999 and September 2003, Mr. Richardson was the lead public partner on 18 investments. Prior to joining Blum Capital, Mr. Richardson was an analyst at Tudor Investment Corporation, an investment management firm that currently manages approximately $8.8 billion across several hedge funds and private equity funds. Previously, Mr. Richardson spent four years at Fidelity Management and Research where he was the assistant portfolio manager of the Fidelity Contra Fund, a registered investment company. Mr. Richardson also managed Fidelity Airline Fund, the Fidelity Aerospace and Defense Fund, and performed research and analysis in a variety of industry sectors (computer services, business services, media, financial services, and healthcare information technology). Previously, Mr. Richardson worked at Kidder, Peabody & Co. Mr. Richardson is also a director of Healthtronics Inc., a position he has held since March 2006.

Stephen L. Cootey, 40	2006

Mr. Cootey has been a member of the Prides Capital LLC investment team since 2004. Prior to joining Prides Capital, he was a vice president at Credit Suisse First Boston from 2001 to 2004, where he participated in over 25 transactions, raising over $18 billion in capital through the equity and debt markets. His responsibilities included credit analysis, structuring, due diligence, negotiation and the execution of equity, debt and M&A transactions. Prior to joining CSFB, Mr. Cootey was an associate at Goldman, Sachs and Accenture specializing in strategy and technical implementation of asset management software applications for high net worth clients. In addition, Mr. Cootey founded and ran his own consulting firm, from 1997 to 1998.

Robert L. Doretti, 66	2004

Mr. Doretti served as Chairman, Chief Executive Officer and President of ON Technology Corporation, a provider of software infrastructure solutions to Fortune 500 enterprises, from 2000 through its acquisition by Symantec Corporation in February 2004. From 1995 through its acquisition by Oracle Corporation in 1999, Mr. Doretti was President and Chief Executive Officer of Thinking Machines Corporation, a professional services and software provider of data mining and customer relationship management (CRM) solutions. Mr. Doretti spent over 19 years at Wang Laboratories, Inc., including the last 7 years as Senior Vice President of US Operations, where he was instrumental in growing that business to $1.8 billion in revenue.

Lee S. Isgur, 71	1999

Mr. Isgur has served as Principal and Chief Financial Officer of Marché restaurant (Menlo Park, California) since 2001 and Chief Executive Officer since February 2008. Mr. Isgur also has been the Managing Partner of Corporate Counselors, a research and investment banking consulting firm since 1997. From 1994 to 1997, Mr. Isgur was a Managing Director of Jeffries & Company, an investment-banking firm. Mr. Isgur has served on the board of Station Casinos, Inc. (NYSE) from 2003 until 2007 and was a member of Station Casinos, Inc.’s audit and corporate governance committees.

Ronald Luks, 57	2004

Mr. Luks has served as President of Egret Associates, Inc. since 1988 and is a founding principal in Fun Online Corp. Both firms provide content creation and licensing services, online community management and real time publication services to the major commercial online services including CompuServe, Netscape.com, AOL and the Microsoft Network. Mr. Luks has been an industry consultant to such firms as Nintendo of America, Rolling Stone Interactive, Activision, and Sega of America. Mr. Luks was formerly a partner in the Wall Street firm of Ernst & Co., and a member of the American Stock Exchange and other national stock and commodity exchanges. He currently maintains his securities registration with Liberty Pacific Securities, LLC, a Seattle-based investment banking firm.

Pedro N. Ortega-Dardet, 45	2003

Mr. Ortega-Dardet has served as President of Skinmetics, Inc., which designs, manufactures and markets premium skin-care products under the name Wilma Schumann Skin Care, since 1997. Mr. Ortega-Dardet also serves as Director of the Esthetics Manufacturer and Distributors Alliance and serves as the Editor of Skin and Body News, an industry newsletter. Mr. Ortega-Dardet holds a B.S. degree in Industrial Engineering and Operations Research from Syracuse University and an M.B.A. with a concentration in Finance and a minor in Marketing from the University of Miami.

Kevin McGrath, 55	2008

On December 30, 2008 Mr. McGrath was appointed President and Chief Executive Officer of the Company and was appointed to the Company’s Board of Directors. From 2004 through 2007, Mr. McGrath was President and CEO of Digital Angel Corporation, a manufacturer of animal identification products and satellite based search and rescue equipment. From 1996 through 2003 Mr. McGrath was Chairman and CEO of DIRECTTV Latin America, LLC, a pay television provider in Latin America.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors of the Company, which met four times in person and met eight times by telephone in 2008, has formed the following standing committees.

1.	The Audit Committee consists of Mr. Isgur (Chair), Mr. Ortega-Dardet and Mr. Doretti, and its function is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website at www.ediets.com. The Board of Directors has determined each individual to be “financially sophisticated” and that Mr. Isgur is an “audit committee financial expert” as those terms are defined by the Nasdaq Marketplace Rules and the rules of the SEC. The Audit Committee met six times in 2008.

2.	The Governance and Nomination Committee is composed of Mr. Doretti (Chair), Mr. Isgur, Mr. Luks, Mr. Ortega-Dardet and Andrea M. Weiss, who is not standing for re-election. The Board of Directors has adopted a written charter for this committee. A copy of this charter is available on the Company’s website at www.ediets.com. Its function is to assist the Board of Directors in overseeing issues relating to the composition and operation of the Board of Directors and its committees, and the development of good corporate governance practices. The Governance and Nomination Committee met once and consulted informally on several occasions in 2008.

3.	The Compensation Committee is composed of Ms. Weiss (Chair), Mr. Cootey, Mr. Isgur and Mr. Luks. The Board of Directors has adopted a written charter for this committee. A copy of this charter is available on the Company’s website at www.ediets.com. Its function is to assist the Board of Directors in determining and overseeing the compensation practices of the company. The Compensation Committee met once and consulted informally on numerous occasions in 2008.

During 2008, each director attended at least 75% of the aggregate of (i) all meetings of the Board of Directors held during the period for which he or she has been a director and (ii) all meetings of each committee of the Board of Directors held during the periods that he or she served as a member of such committee.

The Board of Directors has determined that all directors but Mr. McGrath are independent, as defined under the Nasdaq Marketplace Rules. Furthermore, all of the Audit Committee members are independent, as independence for audit committee members is defined under the Nasdaq Marketplace Rules and SEC regulations. All of the Governance, Nominating and Compensation Committee members are independent, as independence for compensation, nominating and governance committees is defined under the Nasdaq Marketplace Rules.

There are no family relationships among any of the directors or executive officers of the Company.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, that are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee has adopted guidelines regarding the engagement of the independent auditor. For audit services (including statutory audit engagements as required under state laws), the independent auditor will provide the Audit Committee with an engagement letter no later than 6 weeks prior to the end of the fourth quarter of each year outlining the scope of the audit services proposed to be performed during the next fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at the later of either its 4th Quarter Audit Committee meeting or four weeks before the end of the 4th Quarter. The independent auditor will submit to the Audit Committee for approval an audit services fee proposal after acceptance of the engagement letter.

For non-audit services, Company management will submit to the Audit Committee for approval (during June or September of each fiscal year) the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Audit Committee will approve both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next committee meeting.

The Company and the independent auditor must ensure that all audit and non-audit services have been approved by the Audit Committee. The Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and to report at least annually to the Audit Committee.

Director Nomination Process

The Nominating Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend to the Committee candidates for election to the Board of Directors must do so in writing. The recommendations should be sent to the Company, care of Thomas Hoyer, Secretary, 1000 Corporate Drive, Suite 600, Fort Lauderdale, FL 33334, who will, in turn, forward the recommendation to the Committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stock holder making the recommendation and the class and number of shares of capital stock of the Company beneficially owned by such stockholder and (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the federal proxy rules. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board of Directors and to serving as a director, if elected. Stockholders must also comply with all requirements of the Company’s by-laws with respect to nomination of persons for election to the Board of Directors.

The Committee believes that nominees for election to the Board of Directors should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards, experience in the industries in which the Company conducts its business, operational experience, or a background in e-commerce, marketing, retail or distribution. The Committee believes that nominees should be selected based on qualifications and strengths that are considered in their totality rather than based upon a mechanical application of specified criteria. The Committee strives to nominate persons for election to the Board of Directors whose background, integrity, and personal characteristics indicate that they will make a positive contribution to the Company. The Committee’s policy is to evaluate all candidates in the same manner without regard to whether a candidate has been recommended internally, by a stockholder, or otherwise.

Stockholder Communication Policy

Stockholders may send communications to the Board of Directors or individual members of the Board by writing them, care of Thomas Hoyer, Secretary, 1000 Corporate Drive, Suite 600, Fort Lauderdale, FL 33334, who will forward the communication to the intended director or directors. If the stockholder wishes the communication to be confidential, then the communication should be provided in a form which will maintain confidentiality.

Attendance at Annual Meetings of Stockholders

The Company encourages all directors to attend the Company’s annual meeting of stockholders. All of the Company’s directors attended last year’s annual meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that comprises a code of ethics, as defined by the federal securities laws. The Code of Business Conduct and Ethics applies to all directors, officers and employees of the Company and is posted at www.ediets.com.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for action at the Meeting other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the meeting or any postponements or adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by applicable rules of the SEC, in accordance with the judgment of the persons voting such proxies. In the latter regard, the Company intends to avail itself, with respect to the Meeting, of the provisions of Rule 14a-4(c)(i) under the Securities Exchange Act of 1934, as amended, which grant the persons voting the proxies discretionary authority to vote on any stockholder proposals presented at an annual meeting if the Company has not received notice a reasonable time before it mails its proxy materials for the current year. The Company has received no notice of any stockholder proposal.

ADDITIONAL INFORMATION

Executive Officers

On December 30, 2008 Mr. McGrath was appointed President and Chief Executive Officer of the Company and was appointed to the Company’s Board of Directors. From 2004 through 2007, Mr. McGrath was President and CEO of Digital Angel Corporation, a manufacturer of animal identification products and satellite based search and rescue equipment. From 1996 through 2003 Mr. McGrath was Chairman and CEO of DIRECTTV Latin America, LLC, a pay television provider in Latin America. Mr. McGrath was one of the founders of DIRECTV and grew the DIRECTV Latin America business from concept stage to becoming the largest pay television provider in Latin America. Additionally, Mr. McGrath has two decades of experience at General Motors, Electronic Data Systems Corporation and Hughes. Mr. McGrath graduated from Princeton University and holds a Masters in Business Administration from the Amos Tuck School at Dartmouth College.

Stephen J. Rattner, 51, was President of eDiets from October 2006 to December 30, 2008 and Chief Executive Officer from November 2007 to December 30, 2008. He joined the Company in May 2006, following the acquisition of Nutrio.com, of which he was co-Founder, President and Chief Executive Officer since 1999. Prior to co-founding Nutrio, Mr. Rattner was co-Founder, President and Chief Operating Officer of HotOffice Technologies. Mr. Rattner was also a name partner in the public accounting firm of Levi, Rattner, Cahlin & Co. (“Levi Rattner”). During his tenure at Levi Rattner, he practiced primarily corporate transactional and taxation work, having counseled numerous clients in large corporate financial transactions. His experience also includes significant involvement in mergers and acquisitions. Prior to co-founding Levi Rattner, Mr. Rattner was employed by the public accounting firm KPMG. He received his Bachelor of Science Degree in Business Administration from the University of Florida and is a Certified Public Accountant.

Thomas J. Hoyer, 46, has served as Chief Financial Officer and Treasurer since March 2008 and Secretary since February 2009. Mr. Hoyer was previously Chief Financial Officer of Digital Angel, Inc., a manufacturer and distributor of visual ID, radio frequency and GPS tracking products, from January through May 2007. Before that, Mr. Hoyer was Chief Financial Officer of NationsRent Companies, Inc., a construction equipment distribution and services company, from 2003 through 2006. From 2002 to 2003, Mr. Hoyer was Vice President of Corporate Finance at MWH Global, Inc., a privately held environmental consulting, engineering, and construction company. He served as Chief Financial Officer of GlobEquip LLC in 2001. Mr. Hoyer began his career at Fluor Corporation, where he served in various positions with increasing levels of responsibility, most recently as Assistant Treasurer from January 1998 to January 2001. Mr. Hoyer earned a Bachelor's Degree and a Master's Degree in Business Administration from Clemson University and is a Certified Public Accountant.

James A. Epstein, 43, has served as General Counsel from April 2004 to March 2009 and as Secretary from July 2006 through February 2009. Prior to joining the Company, Mr. Epstein was General Counsel/Secretary at 21st Century Holding Company from 2000 to 2004, where he oversaw securities matters, regulatory compliance, corporate governance and contracts. From 1999 to 2000, Mr. Epstein was General Counsel for Internet solutions provider 186K.Net, where he drafted commercial contracts and oversaw contractual and licensing relationships with strategic partners such as AT&T, Sprint and Microsoft. As an associate at law firms Conrad & Scherer and Hinshaw & Culbertson, he specialized in the insurance and health care fields, where his clients included major insurers, Lloyds of London, public hospital districts and private health care companies such as HCA and Humana. Mr. Epstein earned a Juris Doctorate at the University of Florida.

Beneficial Ownership of Principal Stockholders And Management

The following table sets forth, as of February 25, 2009 (unless otherwise specified), certain information regarding beneficial ownership of Common Stock: (i) by each person who is known by us to beneficially own more than 5% of our outstanding shares; (ii) by each of our directors; (iii) by the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers as of the end of fiscal year 2008, whom we refer to collectively as the “Named Executive Officers”; and (iv) by all of our present directors and executive officers as a group. Such information is based upon information filed by such persons with the SEC or provided to the Company by such persons or by other sources believed to be reliable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class

Prides Capital Partners, LLC	15,342,099	(1)	54.7%

Alejandro Gonzalez	2,501,145	(2)	9.9%

Lee S. Isgur	481,899	(3)	1.9%

Pedro N. Ortega-Dardet	246,432	(4)	1.0%

Robert L. Doretti	196,592	(5)	*

Ronald Luks	182,443	(6)	*

Andrea M. Weiss	168,432	(7)	*

Kevin McGrath	—		*

Thomas Hoyer	79,530	(8)	*

James A. Epstein	68,962	(9)	*

All directors and executive officers as a group (9 persons)	16,766,389		57.7%

*	Less than 1%
(1)	Includes Warrants to purchase 1,009,901 shares of Common Stock issued in First Closing of the Private Placement on May 15, 2006, Warrants to purchase 178,218 shares of Common Stock issued in the Second Closing of the Private Placement on August 1, 2006, Warrants to purchase 1,000,000 shares of Common Stock issued in connection with the Senior Secured Note on August 31, 2007, Warrants to purchase 500,000 shares of Common Stock issued in connection with the Senior Secured Note on May 30, 2008 and 223,373 shares issuable upon exercise of stock options that are vested or exercisable within sixty (60) days. The address for Prides Capital Partners, LLC is 200 High Street, Suite 700, Boston, MA 02110.
(2)	The address for Mr. Gonzalez is Ruben Dario #223 5-A, Chapultepec Morales, Mexico D.F. 11570.

(3)	Represents 2,000 shares held by a revocable trust of which Mr. Isgur is the trustee and beneficiary, 268,935 shares held in a joint account with Mr. Isgur’s wife and 210,964 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.
(4)	Includes 14,404 shares received in connection with the merger of DietSmart, Inc. with and into eDiets.com, Inc. in 2001 and 157,028 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.
(5)	Includes 194,528 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.
(6)	Includes 158,984 and 3,338 shares issuable upon the exercise of stock options and restricted shares, respectively, that are vested or exercisable within sixty (60) days.
(7)	Includes 137,395 and 1,113 shares issuable upon the exercise of stock options and restricted shares, respectively, that are vested or exercisable within sixty (60) days.
(8)	Represents 56,760 and 22,770 shares issuable upon the exercise of stock options and restricted shares, respectively, that are vested or exercisable within sixty (60) days.
(9)	Includes 52,299 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

AUDIT COMMITTEE REPORT

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards (“SAS ”) 61 (Communications with Audit Committees), as may be amended or modified.

3. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), as may be modified or supplemented, and has discussed with Ernst & Young LLP their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Commission.

/s/ Lee S. Isgur (Chairman)
/s/ Pedro N. Ortega-Dardet
/s/ Robert L. Doretti

March 20, 2009

Independent Auditors and Fees

The firm of Ernst & Young LLP served as the Company’s independent public accountants for fiscal 2008 and has been selected by the Audit Committee to do so in fiscal 2009. A representative of Ernst & Young LLP is expected to attend the Meeting, will have the opportunity to make a statement if desired, and will be available to answer appropriate questions.

The following table sets forth fees billed to the Company by the Company’s independent auditors for the years ended December 31, 2008 and December 31, 2007 for (i) services rendered for the audit of the Company’s annual financial statements and the review of the Company’s quarterly financial statements, (ii) services rendered that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as Audit Fees, and (iii) services rendered in connection with tax preparation, compliance, advice and assistance.

Principal Accountant Fees and Services
Services	2008	2007
Audit Fees	$293,609	$300,525
Audit—Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,500	1,500

Total	$295,109	$302,025

Prior to engaging our accountants to perform a particular service, our Audit Committee obtains an estimate for the service to be performed. All of the services described above were approved by the Audit Committee in accordance with its procedures.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Business Context

eDiets was founded in 1996 as a direct-to-consumer business and in 2004 we began to license our brand, technology and content to other direct-to-consumer businesses. In 2006, eDiets entered the corporate licensing business with the acquisition of Nutrio.com, Inc. (“Nutrio”), now known as eDiets Corporate Services. eDiets Corporate Services provides web-based, client-branded, health and nutrition programs to large corporations in the food, pharmaceutical, insurance, medical, nutrition and fitness markets.

The acquisition of Nutrio allowed eDiets access to the business-to-business and corporate services market for the first time and gave eDiets the opportunity to leverage Nutrio’s knowledge-base and existing corporate relationships to grow the corporate services business. This, in turn, opened a potentially valuable new customer acquisition channel apart from Internet direct response advertising, which had become unsustainable as a primary customer acquisition strategy designed to support meaningful revenue growth on the Company’s then-existing technology platform. Simultaneously, the Company determined that it was necessary to develop a new enterprise technology platform to support a multi channel customer strategy across business-to-business and business-to-consumer channels, to leverage cross selling opportunities between digital subscriptions, meal delivery and ecommerce and to offer a higher quality digital subscription product better able to attract and retain customers in an increasingly competitive market.

Management Transition

Kevin McGrath was appointed Chief Executive Officer in December 2008. Previously, Mr. McGrath was President and CEO of Digital Angel Corporation, a manufacturer of animal identification products and satellite based search and rescue equipment. During his three and half year tenure, Digital Angel doubled revenue, improved margins, lowered costs and merged the company into Applied Digital Solutions in 2007. Prior to Digital Angel, Mr. McGrath was Chairman and CEO of DIRECTV Latin America, the largest pay television provider in Latin America. Mr. McGrath was one of the founders of DIRECTV and grew the DIRECTV Latin America business from concept stage to becoming the largest pay television provider in Latin America by generating tremendous revenue growth with key partnerships, and implementing infrastructure required for profitable growth during his six year tenure. DIRECTV Latin America was acquired by New Corporation in 2003. Additionally, Mr. McGrath compiled two decades of experience at General Motors, Electronic Data Systems Corporation and Hughes. Mr. McGrath was retained to leverage his experiences in successfully building industry leading subscription and business-to-business businesses profitably. Mr. McGrath replaced Stephen J. Rattner who as CEO spearheaded the Company’s transition to a new technology platform and launch of a diet meal delivery business. With the retention of Mr. McGrath, Mr. Rattner became Executive Vice President of Corporate Services.

In January 2008, Robert T. Hamilton resigned as Chief Financial Officer and Thomas J. Hoyer accepted the same position on March 7, 2008. On March 12, 2009 James A. Epstein left the Company and was not replaced.

Process and Procedures

The Compensation Committee (the “Committee”) is responsible for discharging the Board's responsibilities relating to compensation of the CEO and all of the named executive officers and reviewing and monitoring human resource and organizational matters. The Committee’s charter can be found on the Company’s website at www.ediets.com. The Committee evaluates and approves the Company’s compensation philosophy, strategy, plans, policies and programs. More specifically, the Committee's duties and responsibilities include, among others:

•

reviewing and approving on an annual basis corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and recommending to the Board the overall compensation levels for the CEO based on such evaluation;

•	reviewing and approving the annual base salaries, annual incentive opportunities and other compensation arrangements of the CEO and all other named executive officers;

•

reviewing and monitoring all compensation and significant benefit plans that affect all employees and annually approving overall employee salary policies, as well as equity-based programs for all categories of employees;

•

monitoring compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and compliance with all other applicable laws affecting employee compensation and benefits; and

•	reviewing and recommending any proposed changes in director compensation to the Board.

The Committee has the authority to retain and terminate external compensation consultants to assist it in the evaluation of executive and outside director compensation. From 2006 through the end of 2008, the Committee engaged Mercer LLC (“Mercer”) as its outside compensation advisor. In this role, Mercer reported directly to the Committee. The Committee provided direction to Mercer in terms of the scope of services requested and the Committee has the sole authority to approve consultant fees and the other terms and conditions of the engagement. The Committee also has the authority to obtain advice and assistance from external legal, accounting or other advisors.

For each of the named executive officers other than the CEO, the Committee reviews and approves all elements of the executive compensation program taking into consideration recommendations from the CEO and human resources staff and information, including competitive market information, provided by compensation consultants. For the CEO, the Committee reviews and approves all elements of his compensation program taking into consideration the Board’s evaluation of the CEO, recommendations from the human resources staff and information, including competitive market information, provided by compensation consultants.

The Committee met one time in fiscal 2008, regularly conducted executive sessions with the full board without members of senior management present and consulted informally on numerous occasions. The Committee regularly reports its conclusions and actions to the full Board.

Compensation Philosophy and Objectives

Like many companies, eDiets strives to have an executive pay program that is (1) market competitive, (2) performance-based and (3) stockholder aligned. Unlike many publicly-traded companies, eDiets continues to significantly transform its business strategy and operational model to maximize short-term and long-term performance. In this context, the Company requires entrepreneurial leadership talent and a pay program that appropriately balances risk and reward. Accordingly, the Committee strives to set compensation levels and design pay programs that reflect both the Company’s life cycle and development stage and the talent profile it requires.

In order to better understand competitive market rates of pay for comparable executive roles in similar companies, the Committee directed Mercer to research and provide benchmark data the Committee could use in its decision making process regarding executive compensation levels and plan designs. In working with Mercer in 2006, the following criteria were developed to form a “peer group” for benchmarking purposes:

•	annual revenues between $50 million and $200 million;

•	market capitalization between $100 million and $500 million;

•	operating model whereby a majority of business is conducted on-line;

•	reliance on a technology platform for commercial activity; and

•	focus on the medical and/or health industry.

Based on these criteria, the following nine (9) companies were used as the peer group for purposes of benchmarking executive compensation levels and program designs:

•	Cybersource Corporation (CYBS);

•	TravelZoo, Inc. (TZOO);

•	Knot, Inc. (KNOT);

•	Bluefly, Inc. (BFLY);

•	NIC, Inc. (EGOV);

•	Stamps.com (STMP);

•	Celebrate Express, Inc. (BDAY);

•	Liquidity Services (LQDT); and

•	Napster (NAPS).

In order to better understand any unique compensation considerations or practices for local companies, the Committee also directed Mercer to provide benchmark data for a select group of companies headquartered in South Florida. This information was used as another data point for comparison purposes, especially for positions where executive talent might be sourced locally.

In utilizing market pay data, the Committee does not attempt to target compensation levels to any specific percentile derived from the peer group. Rather, the Committee utilizes the data as a general guideline in attempting to create an overall package which would serve to recruit, motivate and retain the entrepreneurial talent required while balancing the transitional nature of eDiets’ business and the limited cash flow generated by the Company over the last three years. The performance and stockholder alignment objectives are achieved by the structure of the overall executive pay program which includes cash-based short-term incentive opportunities as well as equity-based long-term incentive opportunities when performance goals are achieved. The Committee does not apply a fixed formula for determining the level of fixed vs. variable compensation, short-term vs. long-term compensation, or cash vs. equity compensation. Nonetheless, the Committee believes that an executive pay program with a substantial emphasis on equity-based long-term incentive opportunities creates the proper risk/reward balance and stockholder alignment given the Company’s life-cycle and development stage. Accordingly, when setting compensation levels, the Committee reviews and evaluates the resulting pay mix to ensure alignment with these objectives.

Executive Compensation Components

For 2008, the primary components of compensation for the named executive officers were:

•	base salary;

•	short-term incentives; and

•	long-term incentives.

Base Salary

Base salaries of named executive officers are reviewed annually and determined by the Committee. Base salaries are determined by giving consideration to the Company’s performance, the officer’s impact level, scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in the Company’s peer group. The Committee believes that current base salary levels are appropriate for attracting and retaining executive talent. Based on the Company’s performance and cash flow position, no salary increases were made in 2008. Mr. McGrath was awarded the same base salary as Mr. Rattner (please refer to the section labeled “Chief Executive Officer Compensation” for additional information regarding CEO pay).

Short-term Incentives

Given the transformation in the Company’s business, the Committee has been disinclined to establish specific performance targets and rely on a formulaic incentive compensation program. However, the Committee has retained the right to pay discretionary bonuses for significant performance accomplishments that exceed expectations or when viewed as necessary to recognize key contributors.

Based on the Committee’s assessment of performance in 2008, no discretionary bonuses were awarded.

In 2009, senior management will develop and implement a structured and formulaic short-term incentive plan with the approval of the Committee.

Long-term Incentives

The Company has two employee equity plans—the 1999 Stock Option Plan (“the 1999 Plan”) and the 2004 Equity Incentive Plan (“the 2004 Plan”).

The 1999 Plan allows only for the granting of stock options. Under the 1999 Plan, option grants have an exercise price equal to the fair market value on the date of grant, vest ratably over a two- or three-year period and expire five or ten years from the date of grant. As of February 25, 2009, there were 117,874 shares remaining available for grant under the 1999 Plan, which expires in October 2009.

The 2004 Plan allows for the grant of incentive stock options, non-qualified stock-options, stock appreciation rights, restricted stock, deferred stock and unrestricted stock. As of February 25, 2009, there were 335,022 shares remaining available for grant under the 2004 plan, which expires on the date of the 2014 Annual Meeting.

The Committee believes that equity-based long-term incentive opportunities are the critical component of the executive compensation program because they help create the appropriate risk/reward opportunity while conserving cash flow, creating a strong link between performance and reward, and fostering the alignment of interests between executive leadership and the Company’s stockholders.

The Committee reviews and considers equity grants upon hiring and annually thereafter. If annual grants are made, they are granted on the first business day of the fiscal year. In 2007, the Committee approved grants of stock options and restricted shares to the named executive officers and other key employees which were granted on January 2, 2008. The stock options grants generally have a five year term and vest ratably over three years from the date of grant. The restricted shares generally either vest ratably over three years or are subject to performance-based vesting requirements (as specified in the Grants of Plan Based Awards Table on page 28 of this Proxy Statement).

Chief Executive Officer Compensation

For most of 2007, the Board was conducting a search for a Chief Executive Officer. During this time, Mr. Rattner assumed increased responsibilities and provided leadership over the Company’s operations. At the conclusion of the search process, Mr. Rattner was appointed the Chief Executive Officer. On December 30, 2008 Mr. McGrath became Chief Executive Officer. The following table summarizes the Committee’s compensation actions related to the CEO position from the time Mr. Rattner became President of eDiets Corporate Services (May 2006) to Mr. McGrath’s appointment as Chief Executive Officer (December 2008). The Committee believes its actions with respect to CEO compensation appropriately reflect changing roles and responsibilities at the Company and create a strong performance and retention incentive for the individual.

Event	Base Salary	Stock Options Granted		Restricted Shares Granted		Cash Bonus
Following appointment as President of eDiets Corporate Services in May 2006	$240,000	N/A		N/A		N/A
Following appointment as President of eDiets in October 2006	$300,000	250,000	(1)	225,000	(2)	N/A
Following appointment as CEO of eDiets in November 2007	$325,000	175,000	(3)	N/A		N/A
January 2008	N/A	25,000	(4)	N/A		$100,000	(5)
Following appointment of Mr. McGrath in December 2008	$325,000	450,000	(6)	425,000	(7)	N/A

(1)	These stock options have an exercise price of $3.79 and vest ratably over a three year period with the first portion vesting on April 2, 2008. They are intended to coincide with the term of Mr. Rattner’s employment agreement and to encourage his retention for that period.
(2)	These restricted shares would have become eligible to vest upon the fulfillment of performance goals for the CEO position as set by the Board. With Mr. Rattner’s transition to Executive Vice President of Corporate Services, those restricted shares will vest upon the fulfillment of new performance goals to be established in the future by the Board.
(3)	These stock options have an exercise price of $4.88 and have a three year vesting period with the first portion vesting on April 2, 2008. They are intended to coincide with the term of Mr. Rattner’s employment agreement and to encourage his retention for that period.
(4)	These stock options vest ratably over three years with the first portion vesting on January 2, 2009. This annual grant is designed to recognize operational improvements in 2007 and provide Mr. Rattner with annual equity compensation which provides additional incentives to maximize stockholder return over the long term.
(5)	This bonus was in recognition of the improvements made during 2007 in the Company’s operations, technology platform and in the development of corporate business relationships designed to open new customer acquisition channels. Mr. Rattner elected to take this bonus in the form of unrestricted shares.
(6)	These stock options have an exercise price of $3.30 and vest ratably over a three year period with the first portion vesting on December 30, 2009. They are intended to coincide with the term of Mr. McGrath’s employment agreement and to encourage his retention for that period.
(7)	These restricted shares become eligible to vest upon the fulfillment of performance goals set by the Board.

The stock options and restricted shares granted to Mr. McGrath were designed to fulfill the Company’s goal of structuring the compensation package with a blend of service-based stock options and performance-based restricted stock. The stock options require stockholder value creation in order to provide value to Mr. McGrath and the restricted shares only vest upon the achievement of specific performance goals to be established by the Board.

Potential Payments Upon Termination or Change of Control

The Company entered into employment agreements with Mr. McGrath on December 30, 2008, with Mr. Hoyer (together the “Executives”) on March 7, 2008 (together the “Agreements”) and with Mr. Rattner on February 12, 2008. Mr. Rattner’s employment agreement was terminated on December 30, 2008. The Agreements have a 36 month term and may be renewed by mutual agreement for subsequent 12 month terms unless sooner terminated for any of the following reasons:

•

by the Company for “Cause” (“Cause” is defined to mean continued failure substantially to perform duties, dishonesty in the performance of duties, conviction of, or plea of nolo contendere to a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude, willful malfeasance or willful misconduct or any act or omission which is materially injurious to the financial condition or business reputation of the Company, or breach of confidentiality or non-disclosure obligations);

•

by the Executives for “Good Reason” (“Good Reason” is defined to mean a material diminution of base salary, any material breach by the Company of any material agreement between the Executives and the Company concerning the terms and conditions of the Executives’ employment with the Company, or a material diminution in the Executives’ positions or authority, duties, or responsibilities other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company within 30 days after the receipt of written notice thereof from the Executives (provided, however, that the appointment of an executive Chairman of the Board to whom the Executives would report, any other change in the Executives’ title or reporting relationships, or an adjustment in the nature of the Executives’ duties and responsibilities that does not remove from him the authority to manage a significant portion of the products and services offered by the Company immediately prior to such change or adjustment, shall not constitute Good Reason), or any relocation of the location at which the Executives are required to provide their services to a location that is more than 50 miles from its original location;

•

upon the Executives’ “Disability” (“Disability” is defined to mean physically or mentally incapacitated and therefore unable for a period of three (3) consecutive months or for an aggregate of six (6) months in any twenty-four (24) consecutive month period to perform job duties); or

•	upon the Executives’ death.

The Agreements provide for severance and other remedies after termination by the Company or by the Executives that vary, depending upon the events preceding and/or causing the termination and whether such termination occurs after a change of control and how long after a change of control any such termination occurs. The Agreements define a change of control as: (i) the sale or disposition, in one or a series of related transactions, of all, or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than Prides Capital Partners, LLC and its affiliates; or (ii) any person or group, other than Prides Capital Partners, LLC and its affiliates, is or becomes the “beneficial owner” as that term is defined in Rule 13d-3 under the Exchange Act (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or an entity that controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise.

In the event that the Executives are terminated for Cause or the Executives resign without Good Reason, the Agreements provide that the Executives will receive:

•	the base salary through the date of termination;

•

any annual bonus earned for the prior year, but unpaid, as of the date of termination for the immediately preceding fiscal year (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

•

reimbursement, within 60 days following submission by the Executives to the Company of appropriate supporting documentation for any un-reimbursed business expenses properly incurred by them in accordance with Company policy prior to the date of their termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of their termination of employment; and

•	such employee benefits, if any, as to which the Executive may be entitled under the employee benefit plans of the Company.

Assuming that Mr. McGrath’s employment agreement was effective and terminated for Cause or Mr. McGrath resigned without Good Reason on December 31, 2008, he would have received aggregate payments in the amount of $162,500. This amount represents payment of the annual bonus for 2008, assuming that the bonus was fully earned. Assuming that Mr. Hoyer’s employment agreement was effective and terminated for Cause or Mr. Hoyer resigned without Good Reason on December 31, 2008, he would have received aggregate payments in the amount of $75,000. This amount represents payment of the annual bonus for 2008, assuming that the bonus was fully earned.

In the event that the Executives are terminated following a Disability, the Agreement provides that the Executives will receive:

•	the base salary through the date of termination;

•

any annual bonus earned for the prior year, but unpaid, as of the date of termination for the immediately preceding fiscal year (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

•

reimbursement, within 60 days following submission by the Executives to the Company of appropriate supporting documentation for any un-reimbursed business expenses properly incurred by them in accordance with Company policy prior to the date of their termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of their termination of employment;

•	such employee benefits, if any, as to which the Executives may be entitled under the employee benefit plans of the Company;

•

a pro rata portion of any annual bonus, if any, that the Executives would have been entitled to receive in such year based upon the percentage of the fiscal year that shall have elapsed through the date of their termination of employment, payable when such annual bonus would have otherwise been payable to them had their employment not terminated; and

•	the right to exercise the vested portion of any options for a period of 12 months immediately following the date of the Executives’ termination of employment due to Disability.

Assuming that Mr. McGrath’s employment agreement was effective and terminated following a Disability on December 31, 2008, he would have received aggregate compensation in the amount of $162,500. This amount represents payment of the annual bonus for 2008, assuming that the bonus was fully earned. Mr. McGrath did not have options which vested in 2008. Assuming that Mr. Hoyer’s employment agreement was effective and terminated following a Disability on December 31, 2008, he would have received aggregate compensation in the amount of $75,000. This amount represents payment of the annual bonus for 2008, assuming that the bonus was fully earned. Mr. Hoyer did not have options which vested in 2008.

In the event that the Executives’ employment is terminated following their death, the Agreement provides that the Executives’ estates will receive:

•	the base salary through the date of termination;

•

any annual bonus earned for the prior year, but unpaid, as of the date of termination for the immediately preceding fiscal year (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

•

reimbursement, within 60 days following submission by the Executives’ estate to the Company of appropriate supporting documentation for any un-reimbursed business expenses properly incurred by the Executives in accordance with Company policy prior to the date of the Executives’ termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of the Executives’ termination of employment;

•	such employee benefits, if any, as to which the Executives may be entitled under the employee benefit plans of the Company; and

•	the right to exercise the vested portion of any options for a period of 12 months immediately following the date of the Executives’ death.

Assuming that Mr. McGrath’s employment agreement was effective and terminated following his death on December 31, 2008, his estate would have received aggregate payments in the amount of $162,500. This represents payment of the annual bonus for 2008, assuming that the bonus was fully earned. Mr. McGrath did not have options which vested in 2008. Assuming that Mr. Hoyer’s employment agreement was effective and terminated following his death on December 31, 2008, his estate would have received aggregate payments in the amount of $75,000. This amount represents payment of the annual bonus for 2008, assuming that the bonus was fully earned. Mr. Hoyer did not have options which vested in 2008.

In the event that Mr. McGrath’s employment is terminated without Cause not within 12 months following a change of control or resigns for Good Reason not within three months following a change of control, the Agreement provides that Mr. McGrath will receive:

•	the base salary through the date of termination;

•	any annual bonus earned for the prior year, but unpaid, as of the date of termination for the immediately preceding fiscal year;

•	reimbursement for any un-reimbursed business expenses;

•	such employee benefits, if any, as to which Mr. McGrath may be entitled under the employee benefit plans of the Company;

•	continued payment of the base salary until 12 months after the date of such termination; and

•	participation at the Company’s expense for a period of 12 months in the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

Assuming that Mr. McGrath’s employment agreement was effective and terminated without Cause not within 12 months following a change of control or he resigned for Good Reason not within three months following a change of control on December 31, 2008, he would have received aggregate payments in the amount of $499,415. This amount represents payment of the annual bonus for 2008, assuming that the bonus was fully earned, continued payment of Mr. McGrath’s base salary for twelve (12) months following termination, and payment by the Company for Mr. McGrath’s participation in COBRA.

In the event that Mr. McGrath’s employment is terminated without Cause within twelve months following a change of control or he resigns for Good Reason within three months following a change of control, the Agreement provides that Mr. McGrath will receive:

•	the base salary through the date of termination;

•	any annual bonus earned for the prior year, but unpaid, as of the date of termination for the immediately preceding fiscal year;

•	reimbursement for any un-reimbursed business expenses;

•	such employee benefits, if any, as to which Mr. McGrath may be entitled under the employee benefit plans of the Company;

•	continued payment of the base salary until 12 months after the date of such termination;

•	participation at the Company’s expense for a period of 12 months in the Company’s group health plans pursuant COBRA;

•	immediate vesting of all unvested stock options and restricted stock; and

•	a payment equal to 50% of the base salary.

Assuming that Mr. McGrath’s employment agreement was effective and terminated without Cause within 12 months following a change of control or he resigned for Good Reason within three months following a change of control on December 31, 2008, he would have received aggregate payments in the amount of $2,173,790. This amount represents payment of the annual bonus for 2008, assuming that the bonus was fully earned, continued payment of Mr. McGrath’s base salary for twelve (12) months following termination, payment by the Company for Mr. McGrath’s participation in COBRA, the vesting of 450,000 stock options and 425,000 shares of restricted stock and the payment of 50% of the base salary.

In the event Mr. Hoyer’s employment is terminated without Cause not within 12 months following a change of control or resigns for Good Reason within three months following a change of control, the Agreement provides that Mr. Hoyer will receive:

•	the base salary through the date of termination;

•	any annual bonus earned for the prior year, but unpaid, as of the date of termination for the immediately preceding fiscal year;

•	reimbursement for any un-reimbursed business expenses;

•	such employee benefits, if any, as to which Mr. Hoyer may be entitled under the employee benefit plans of the Company;

•	continued payment of the base salary until 12 months after the date of such termination;

•	participation at the Company’s expense for a period of 12 months in the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and

•

immediate vesting of unvested stock options which, but for the termination of the Executives’ employment, would have vested according to their established vesting schedule in the year in which the termination occurs.

Assuming that Mr. Hoyer’s employment agreement was effective and terminated without Cause not within 12 months following a change of control or he resigned for Good Reason within three months following a change of control on December 31, 2008, he would have received aggregate payments in the amount of $336,915. This amount represents payment of the annual bonus for 2008, assuming that the bonus was fully earned, continued payment of Mr. Hoyer’s base salary for twelve months following termination, and the payment by the Company for Mr. Hoyer’s participation in COBRA. Mr. Hoyer did not have any options vesting in 2008.

In the event that Mr. Hoyer’s employment is terminated without Cause within twelve months following a change of control or resigns for Good Reason not within three months following a change of control, the Agreement provides that Mr. Hoyer will receive:

•	the base salary through the date of termination;

•	any annual bonus earned for the prior year, but unpaid, as of the date of termination for the immediately preceding fiscal year;

•	reimbursement for any un-reimbursed business expenses;

•	such employee benefits, if any, as to which Mr. Hoyer may be entitled under the employee benefit plans of the Company;

•	continued payment of the vase salary until 12 months after the date of such termination;

•	participation at the Company’s expense for a period of 12 months in the Company’s group health plans pursuant COBRA; and

•	immediate vesting of all unvested stock options and restricted stock.

Assuming that Mr. Hoyer’s employment agreement was effective and terminated without Cause within 12 months following a change of control or he resigned for Good Reason not within three months following a change of control on December 31, 2008, he would have received aggregate payments in the amount of $573,240. This amount represents payment of the annual bonus for 2008, assuming that the bonus was fully earned, continued payment of Mr. Hoyer’s base salary for twelve months following termination, payment by the Company for Mr. Hoyer’s participation in COBRA, and the vesting of 172,000 stock options and 69,000 shares of restricted stock.

In 2008, the Company implemented a Severance Policy in which an operating vice president of the Company (“Executive”), as designated from time to time by the Board of Directors or the Compensation Committee of the Board of Directors, will be entitled to severance benefits pursuant to the following terms and conditions. In 2008 the Board designated the Company’s Vice President of Marketing, Vice President of Meal Delivery, Vice President of Corporate Services, Executive Vice President of Corporate Services, General Counsel, Chief Information Officer and Vice President of Online Commerce as operating vice presidents covered under the Severance Policy.

In the event that the Executive is terminated by the Company without “cause” (defined below), the Executive shall be entitled to receive the following severance benefits subject to Executive’s execution of an effective termination agreement (“Termination Agreement”) with the Company within thirty (30) days after the termination date:

1.	Payment of the Executive’s base salary beginning on the effective date of the Termination Agreement for a period of six (6) months. All such payments will be made in accordance with the Company’s normal payroll practices in effect on the termination date and the aggregate amount of such payments shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.

2.	Participation at the Company’s expense for Executive and his then-eligible dependents in the Company’s group health plans pursuant to the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”) for a period of six (6) months beginning on the effective date of the Termination Agreement.

3.	Immediate vesting on the effective date of the Termination Agreement of all unvested equity grants, but only in the event that the Executive is terminated without “cause” within twelve months following a “change of control” (defined below).

For the purposes of the Severance Policy, “cause” means (1) Executive’s continued failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure, (2) dishonesty in the performance of Executive’s duties hereunder, (3) Executive’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (4) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (5) Executive’s breach of the provisions of any confidentiality, non-competition, or non- solicitation obligations in effect with the Company.

For the purposes of the Severance Policy, “change of control” means (i) the sale or disposition, in one or a series of related transactions, of all, or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than Prides Capital Partners, LLC and its affiliates; or (ii) any person or group, other than Prides Capital Partners, LLC and its affiliates, is or becomes the “beneficial owner” as that term is defined in Rule 13d-3 under the Exchange Act (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50%

of the total voting power of the voting stock of the Company (or an entity that controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise.

Assuming that the Severance Policy was effective and Mr. Epstein was terminated without cause not within twelve months following a change of control he would have received aggregate payments in the amount of $118,457. This amount represents payment of the base salary for six months following termination and payment by the Company for Mr. Epstein’s participation in COBRA. Assuming that the Severance Policy was effective and Mr. Epstein was terminated without cause within twelve months following a change of control he would have received aggregate payments in the amount of $122,257. This amount represents payment of the base salary for six months following termination, payment by the Company for Mr. Epstein’s participation in COBRA and vesting of 63,019 stock options and 10,000 shares of restricted stock.

The Committee believes that such termination, severance and change of control arrangements are in the best interests of the Company’s stockholders to assure the continued dedication of the CEO, CFO and other key employees notwithstanding the possibility, threat or occurrence of a termination and/or change of control. The Committee also believes that such arrangements are necessary to attract and retain executives in a competitive labor market because similar protections are typically provided by other companies with which eDiets competes for executive talent. Moreover, the methodology of providing additional compensation in the event of a termination within certain time periods following a change of control, as described above, provides a retention incentive during what can often be an uncertain time for executives and provides them with additional compensatory motivation to complete a transaction that the Board of Directors believes is in the best interests of eDiets and its stockholders.

Executive Benefits and Perquisites

eDiets does not provide the CEO or other named executive officers with any perquisites not provided to other executives and salaried employees. eDiets provides various benefits and compensation related programs to executives and other salaried employees which allow the Company to provide a full and comprehensive compensation package to recipients. The elements of these programs are:

•

A 401(k) Plan wherein the Company annually matches up to 25% of employee contributions on a discretionary basis. The Company’s matching contribution vests based on the employee’s years of continuous service over a period of five years;

•	Medical and dental insurance for which the Company pays a maximum of 80% of the premiums;

•	Life and accidental death and dismemberment (AD&D) insurance coverage of one time the employee’s base salary (with a maximum of $150,000) paid for by the Company; and

•	Long Term Disability and Short Term Disability insurance, again paid for by the Company.

Corporate Tax and Accounting Considerations

The Internal Revenue Code disallows corporate tax deductions for executive compensation in excess of $1 million for the Company’s CEO or the next four most highly-compensated officers of the Company. Internal Revenue Code Section 162(m) allows certain exemptions to the deduction cap, including pay programs that depend on formulas and, therefore, are “performance-based.”

The Committee considers the deductibility of compensation when reviewing and approving pay levels and pay programs, but reserves the right to award compensation that is not deductible under 162(m) if it is determined to be in the best interests of the Company and its stockholders. At the present time, the Company is not at risk of losing a deduction under 162(m) because no individual covered by the law receives compensation in excess of $1 million.

As noted above, the Company attempts to operate in a manner that maintains an appropriate cost structure. As part of this effort, eDiets regularly reviews the accounting treatment of different forms of compensation, including the forms of awards available under the 1999 and 2004 Equity Plans, to determine which forms of awards, if any, (1) serve to motivate appropriately the Company’s executive officers to enhance stockholder value and (2) enable the Company to operate within an appropriate cost structure.

COMPENSATION COMMITTEE REPORT

The Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (“CDA”) with the Company’s management. Based on the review and discussions, the Committee recommended to the Company’s Board of Directors that the CDA be included in the Company’s Proxy Statement.

/s/ Andrea M. Weiss (Chair)
/s/ Lee S. Isgur
/s/ Ronald Luks
/s/ Stephen Cootey

March 20, 2009

Summary Compensation Table

The following table summarizes all compensation we paid during the fiscal years ended December 31, 2008 and 2007 to our Chief Executive Officer, Chief Financial Officer and each other executive officer whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(6)	Option Awards ($)(7)	All Other Compensation ($)(8)	Total ($)
Stephen J. Rattner	2008	$325,000	$—	$—	$62,592	$—	$387,592
Former Chief Executive Officer(1)	2007	$284,846	$100,000	$852,750	$763,172	$—	$2,000,768

Kevin McGrath	2008	$—	$—	$1,402,500	$614,453	$—	$2,016,953
Chief Executive Officer(2)	2007	$—	$—	$—	$—	$—	$—

Thomas Hoyer	2008	$194,231	$—	$311,880	$313,322	$—	$819,433
Chief Financial Officer(3)	2007	$—	$—	$—	$—	$—	$—

Robert T. Hamilton	2008	$7,788	$—	$—	$—	$1,481	$9,269
Former Chief Financial Officer(4)	2007	$225,000	$—	$—	$—	$3,875	$228,875

James A. Epstein	2008	$225,000	$—	$—	$40,059	$1,125	$266,184
Secretary/General Counsel	2007	$225,000	$40,000	$—	$—	$1,125	$266,125

(1)	Mr. Rattner joined us in May 2006 following the acquisition of Nutrio. He was President from October 2006 to November 2007 and he was Chief Executive Officer from November 2007 to December 2008.
(2)	Mr. McGrath joined us in December 2008.
(3)	Mr. Hoyer joined us in March 2008.
(4)	Mr. Hamilton resigned in January 2008.
(5)	Amounts represent fiscal year 2007 bonus payable in form of unrestricted shares on January 2, 2008.
(6)	Amounts represent the aggregate fair value on the grant date computed in accordance with FAS 123R for the restricted stock issued to the named executive officer. The FAS 123R estimated grant date fair value is the market value of our common stock on the date of grant.
(7)	Amount represents the aggregate fair value on the grant date in accordance with FAS 123R for stock options issued to the named executive officer. Assumptions used in the calculation of these amounts are included in Note 11 of our financial statements.
(8)	Amounts represent 401(k) contributions made by us on their behalf.

Grants of Plan-Based Awards Table

The following table sets forth each grant of an award made to (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our other most highly compensated executive officers whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2008 under our incentive plans.

Name	Grant Date	All Other Stock Awards: Number of Shares Of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($ / Sh)
Stephen J. Rattner	01/02/08	16,584	$100,000	(1)(2)
	01/02/08	25,000	$62,592	(3)

Kevin McGrath	12/30/08	450,000	$614,453	(3)
	12/30/08	425,000	$1,402,500	(2)

Thomas Hoyer	03/07/08	172,000	$313,322	(3)
	03/07/08	69,000	$311,880	(2)

James A. Epstein	01/02/08	6,633	$40,000	(1)(2)
	01/02/08	16,000	$40,059	(3)

(1)	Amounts represent fiscal year 2007 bonus payable in form of unrestricted shares on January 2, 2008.
(2)	Amounts represent the aggregate fair value on the grant date computed in accordance with FAS 123R for the restricted stock issued to the named executive officer. The FAS 123R estimated grant date fair value is the market value of our common stock on the date of grant.
(3)	Amount represents the aggregate fair value on the grant date in accordance with FAS 123R for stock options issued to the named executive officer. Assumptions used in the calculation of these amounts are included in Note 11 of our financial statements.

Outstanding Equity Awards at Fiscal Year End Table

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards outstanding on December 31, 2008 for each of our Named Executive Officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Name	Exercisable	Unexercisable
Stephen J. Rattner	166,667	83,333	$3.79	04/02/2012	—	—
	58,334	116,666	$4.88	11/14/2012	—	—
	—	25,000	$6.03	01/02/2013
	—	—	—	—	225,000	$770,625

Kevin McGrath	—	450,000	$3.30	12/30/2013	—	—
	—	—	—	—	425,000	$1,455,625

Thomas Hoyer	—	172,000	$4.52	03/07/2013	—	—
	—	—	—	—	69,000	$236,325

James A. Epstein	30,000	—	$3.90	04/26/2014	—	—
	10,000	—	$3.05	03/03/2015	—	—
	7,019	—	$4.79	08/01/2010	—	—
	—	16,000	$6.03	01/02/2013	—	—
	—	—	—	—	10,000	$34,250

(1)	Value is based on the fair market value of the stock at December 31, 2008, the last trading day of the fiscal year ($3.425 per share), multiplied by the number of shares that have not vested. Fair market value is calculated as the mean average of the “high” and the “low” prices on such date.

Option Exercises and Stock Vested Table

The following table shows the number of shares of common stock acquired during 2008 upon exercise of options and vested restricted shares by our Named Executive Officers.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Stephen J. Rattner	16,584	$100,000
Robert T. Hamilton	54,760	$121,746
James A. Epstein	12,633	$66,667

(1)	Value is based on the difference between the fair market value on the date of exercise and the exercise price of the options or vested restricted shares. Fair market value is calculated as the mean average of the “high” and the “low” prices on such date.

Compensation of Directors

Under the Company’s compensation policy for non-employee directors, upon initial appointment, non-employee directors are provided a stock option grant with an estimated grant date value of $100,000. This initial stock option grant vests annually over three years. Non-employee directors are also provided an annual retainer of $40,000 and an annual stock option grant with an estimated grant date value of $50,000. The annual retainer may be taken in the form of cash, options or restricted stock. The options and restricted stock granted as compensation for the annual retainer vest in four equal installments on the first day of each fiscal quarter following the grant. The annual stock option grant vests twelve months following the date of the grant. Non-employee directors who are members of board committees are also granted annual committee retainers in the amount of $5,000 for committee members and $15,000 for committee chairs. These annual committee retainers may be taken in the form of cash, options or restricted stock. The options and restricted stock granted as compensation for the annual committee retainers vest in four equal installments on the first day of each fiscal quarter following the grant. All options are converted from a stated cash value utilizing the Black-Scholes pricing model with a strike price equal to the fair market value of the Company’s stock on the Nasdaq exchange on the date of the grant. Fair market value is calculated as the mean average of the “high” and the “low” prices on such date. Non-employee directors are also reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

Director Compensation Table

The following table sets forth a summary of the compensation earned by our non-employee directors and/or paid to certain of our non-employee directors in 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Kevin A. Richardson II	—	—	$90,000	$90,000
Stephen L. Cootey	—	—	$95,000	$95,000
Lee S. Isgur	—	—	$110,000	$110,000
Pedro N. Ortega-Dardet	—	—	$95,000	$95,000
Robert L. Doretti	—	—	$95,000	$95,000
Ronald Luks	—	$40,000	$55,000	$95,000
Andrea M. Weiss	—	$55,000	$50,000	$105,000

(1)	Amounts represent the aggregate fair value on the grant date computed in accordance with FAS 123R for the restricted stock issued to the named executive officer. The FAS 123R estimated grant date fair value is the market value of our common stock on the date of grant.
(2)	Amount represents the aggregate fair value on the grant date in accordance with FAS 123R for stock options issued to the named executive officer. Assumptions used in the calculation of these amounts are included in Note 11 of our financial statements.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee of the Board of Directors consists of Andrea Weiss (Chair), Lee Isgur, Ronald Luks and Stephen Cootey. No person serving on the Compensation Committees at any time has been an officer or employee of the Company or any of its subsidiaries.

Employment Agreements

On December 30, 2008, the Company entered into a three-year employment agreement (the “Agreement”) with Kevin McGrath, the Company’s President and Chief Executive Officer, which is also discussed beginning on page 21 above. Under the terms of the Agreement, Mr. McGrath is entitled to a base salary in the amount of $325,000 and may earn an annual cash bonus up to $162,500 upon the fulfillment of performance goals established by the Board. The Agreement also sets forth certain performance related conditions for the earning and vesting of restricted shares granted to Mr. McGrath. The Agreement includes confidentiality and non-compete obligations.

On February 12, 2008, the Company entered into a three-year employment agreement (the “Agreement”) with Stephen J. Rattner, the Company’s former President and Chief Executive Officer. Under the terms of the Agreement, Mr. Rattner is entitled to a base salary in the amount of $325,000 and may earn an annual cash bonus up to $200,000 upon the fulfillment of performance goals established by the Board. The Agreement also sets forth certain performance related conditions for the earning and vesting of restricted shares granted to Mr. Rattner. The Agreement includes confidentiality and non-compete obligations. The Agreement was terminated on December 30, 2008.

On March 7, 2008, the Company entered into a three-year employment agreement (the “Agreement”) with Thomas J. Hoyer, the Company’s Chief Financial Officer, which is also discussed beginning on page 19 above. Under the terms of the Agreement, Mr. Hoyer is entitled to a base salary in the amount of $250,000 and may earn an annual cash bonus up to $75,000 upon the fulfillment of performance goals established by the Board. The Agreement also sets forth certain performance related conditions for the earning and vesting of restricted shares granted to Mr. Hoyer. The Agreement includes confidentiality and non-compete obligations.

On April 26, 2005, the Company entered an employment agreement with Robert Hamilton, its former CFO. Under the terms of the agreement, Mr. Hamilton was entitled to an annual base salary of not less than $189,000. The employment agreement provided for an eighteen month term and renewal by mutual agreement unless sooner terminated for cause, death, or a change in control. The employment agreement included certain non-competition and confidentiality provisions. In September 2006, Mr. Hamilton’s agreement was amended to extend the term until October 26, 2007. Mr. Hamilton’s agreement was not subsequently renewed by the Company. Mr. Hamilton left the Company on January 11, 2008.

On June 13, 2005, the Company entered an employment agreement with James A. Epstein, its General Counsel. Under the terms of the agreement, Mr. Epstein was entitled to an annual base salary of not less than $165,000. The employment agreement provided for an eighteen month term and renewal by mutual agreement unless sooner terminated for cause, death, or a change in control. The employment agreement included certain non-competition and confidentiality provisions. In September 2006, Mr. Epstein’s agreement was amended to extend the term until December 13, 2007. Mr. Epstein’s agreement was not subsequently renewed by the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2008 about the securities authorized for issuance under our equity compensation plans, consisting of our 1999 Stock Option Plan, as amended as restated effective April 1, 2002 and our 2004 Equity Incentive Plan as amended and restated effective May 6, 2008.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by the security holders	6,147,445	(1)	$4.14	833,575

Equity compensation plans not approved by the security holders	—		—	—

Total	6,147,445	(1)	$4.14	833,575

(1)	Includes warrants to purchase 1,188,119 shares of Common Stock issued in the first and second closing of a private placement on May 15, 2006 and August 1, 2006 and warrants to purchase 1,000,000 shares and 500,000 shares of Common Stock issued in connection with the issuance of the senior secured notes on August 31, 2007 and May 30, 2008, respectively.

Certain Relationships and Related Transactions

On August 31, 2007 the Company borrowed $10.0 million from Prides Capital Partners, LLC (“Prides”), the Company’s largest stockholder, in the form of a Senior Secured Note and accompanying agreements (“Note”). Mr. Richardson and Mr. Cootey, both directors, are members of Prides. The Note calls for semi-annual interest payments of 15% per annum. The interest can be paid in cash or in equity at the discretion of the Company. The proceeds from the Note were used to invest in advertising to grow the business, the Company’s technology platform upgrade and for general corporate purposes. The maturity date of the Note is August 31, 2010. The Note has a conversion feature allowing Prides to exercise an option to require the Company to repay the Note at maturity through the issuance of equity at $3.29 per share. Additionally, in connection with the financing, warrants to purchase one million shares at $5.00 per share were issued to Prides. The warrants have a 10-year term and are redeemable at the option of the Company upon the occurrence of certain events. The purchase agreement for the Note places certain limitations on the Company’s ability to enter into various transactions including, in aggregate, capital leases in excess of $2 million, other forms of indebtedness in excess of $250,000, and total investments in excess of $250,000. Pursuant to the terms of a security agreement and an intellectual property security agreement for the Note, the Company granted Prides a security interest in all of the Company’s equipment, inventory, accounts receivable, trademarks, copyrights, trade secrets, certain pledged equity, certain pledged debt, and certain pledged intellectual property.

On May 30, 2008 the Company borrowed approximately $5.1 million from Prides with interest accruing at the rate of 18% per annum in exchange for two Senior Secured Notes the interest upon which can be paid in cash or in equity at the discretion of Prides. The Company issued to Prides Capital the first of the two Senior Secured Notes (the “Initial Note”) on May 30, 2008 in the principal amount of $2.595 million. The Company issued to Prides Capital the second Senior Secured Note (the “Subsequent Note”) in the principal amount of $2.55 million on November 13, 2008. Both the Initial Note and the Subsequent Note are due on June 30, 2011. The Initial Note has a conversion feature allowing Prides to exercise an option to require the Company to repay the Note at maturity through the issuance of equity at $4.67 per share. The Subsequent Note has a conversion feature allowing Prides to exercise an option to require the Company to repay the Note at maturity through the issuance of equity at $2.79 per share. The Company also issued to Prides Capital a warrant to purchase 500,000 shares of the Company’s common stock at an exercise price of $4.25 per share. The warrant has a ten year term and is redeemable at the option of the Company upon the occurrence of certain events. The purchase agreement for the Initial Note and Subsequent Note places certain limitations on the Company’s ability to enter into various transactions including, in aggregate, capital leases in excess of $2 million, other forms of indebtedness in excess of $250,000, and total investments in excess of $250,000. Pursuant to the terms of a security agreement and an intellectual property security agreement for the Initial Note and Subsequent Note, the Company granted Prides a security interest in all of the Company’s equipment, inventory, accounts, receivables, trademarks, copyrights, trade secrets, certain pledged equity, certain pledged debt, and certain pledged intellectual property. The proceeds from the Initial Note and Subsequent Note were used to invest in advertising to grow the business, the Company’s technology platform upgrade and for general corporate purposes.

The Company has a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the Company and one of its directors or nominees for director, executive officers or 5% shareholders, or a member of one of these persons' immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Company’s Board of Directors, or a committee designated thereby, has determined in advance that the transaction is in the Company’s best interests. In the event the Company enters into such a transaction without board approval, the Board of Directors must promptly review its terms and may ratify the transaction if it determines it is appropriate.

Governance Committee Interlocks and Insider Participation

No person serving on the Governance or Compensation Committees at any time during fiscal year 2008 was a present or former officer or employee of the Company or any of our subsidiaries during that year. During 2008, no executive officer of the Company served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had an executive officer serving on our Board of Directors or Governance or Compensation Committees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities (“reporting persons”) to file certain reports of ownership and changes in their ownership of the Company's equity securities with the SEC.

As of the date of this report, based on a review of the copies of the forms received, the Company believes that all directors, officers and beneficial holders of more than 10% of the Company's equity securities timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2008.

Comparative Stock Performance Graph

The following graph and table compare the period commencing December 31, 2003 and ending December 31, 2008. For the period December 31, 2003 through February 16, 2004, eDiets.com traded over the counter under the ticker symbol EDET. Effective February 17, 2004, eDiets.com began trading on the NASDAQ Capital Market under the ticker symbol DIET. The annual change in the cumulative total return on the company’s common stock, the NASDAQ Composite Index, and the Russell 2000 Index assumes an investment of $100 on December 31, 2003 (at the market close) and the reinvestment of any dividends. Thus, the chart and table depict 'return of investment' values. To determine ‘return on investment’ the reader should deduct 100 from each of the values depicted in the chart and the table. Any negative ‘return on investment’ values computed would represent the loss of principal.

	2003	2004	2005	2006	2007	2008
eDiets.com, Inc	100.00	72.24	99.35	62.99	95.78	56.82
NASDAQ Composite Index	100.00	108.59	110.08	120.56	132.39	78.72
Russell 2000 Index	100.00	117.00	120.89	141.44	137.55	89.68

Solicitation of Proxies

The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specifically compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

Stockholder Proposals

In order to be eligible for inclusion in the Company's proxy material for the 2010 Annual Meeting of Stockholders, stockholders' proposals to take action at such meeting must comply with applicable SEC rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than November 19, 2009.

If a stockholder intends to present a proposal at the 2010 Annual Meeting of Stockholders, but has not sought the inclusion of such proposal in the Company’s proxy material, the proposal must be received by the Company on or before January 15, 2010, or the Company’s management proxies for the 2010 Annual Meeting of Stockholders will be entitled to use their discretionary voting authority if the proposal is then raised at the Meeting, without any discussion of the matter in the Company’s proxy material.

Miscellaneous

A copy of the Company's 2008 Annual Report on Form 10-K is being made available with this proxy statement but is not to be regarded as proxy solicitation material.

Some banks, brokers and other nominee record holders may be participating in the practice of “house-holding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write us at 1000 Corporate Drive, Suite 600, Fort Lauderdale, FL 33334, Attention: Secretary. If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address.

PROXY

eDiets.com, Inc.

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2009

The undersigned, revoking all prior proxies, hereby appoint(s) Kevin McGrath and Thomas Hoyer, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all voting shares of Common Stock of eDiets.com, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida on May 5, 2009 at 9:00 a.m., local time, and at any postponements or adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, and 2. Attendance of the undersigned at the Meeting or any postponements or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate an intent to vote in person.

1. To elect seven directors to serve until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified:

FOR all nominees listed below	WITHHOLD AUTHORITY to vote
(except as marked to the contrary below*) ☐	for all nominees listed below ☐

Kevin A. Richardson, II

Stephen Cootey

Robert L. Doretti

Lee S. Isgur

Ronald Luks

Pedro N. Ortega-Dardet

Kevin McGrath

*(INSTRUCTION: To withhold authority to vote for any individual nominee, strike out that nominee’s name above.)

2. To transact such other business as may properly come before the Meeting and any postponements or adjournments thereof:

FOR ☐	AGAINST ☐	ABSTAIN ☐

Please sign exactly as name appears hereon. Owners of jointly held shares should both sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorizing person.

Signature:	Date:
Print Name/Title (if any):

Signature:	Date:
Print Name/Title (if any):

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.